Exhibit 99.1

News Release.

Milpitas, Calif. July 21, 2006.

Source: Nanometrics Incorporated

Nanometrics Completes Acquisition of Accent Optical Technologies

Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced integrated and standalone metrology equipment to the semiconductor industry, today completed its acquisition of Accent Optical Technologies, Inc. Accent Optical is a leading supplier of overlay and thin film metrology and process control systems to the global semiconductor manufacturing industry.

The transaction was approved both by Accent Optical’s and by Nanometrics’ shareholders at their respective special meetings held earlier today.

John D. Heaton, president and chief executive officer of Nanometrics, commented, “We are very excited to be announcing the completion of the Accent Optical acquisition today. The new Nanometrics is a leader in every one of the core markets we serve, and Accent’s contribution in expanding our market position is tremendous, especially in the overlay metrology market. Over the past six months, we have come to know the Accent Optical organization, and that process has revealed the great potential we can achieve by combining our businesses. We’ve also spent considerable time laying out the integration plan, which puts us in a great position to hit the ground running immediately in order to start realizing the benefits of the combination.”

“We are extremely pleased that our two companies have entered into this transaction as true partners, with an outstanding fit in management culture, products and technology,” added Vincent J. Coates, founder and chairman of the board of Nanometrics. “We believe this transaction is an important and exciting milestone in Nanometrics’ growth strategy, and is a unique opportunity to create significant value for the shareholders, customers and employees of the combined enterprise.”

Upon completion of the acquisition, Nanometrics issued, and reserved for issuance upon exercise of assumed options, an aggregate of approximately 5.0 million shares of its common stock in exchange for all outstanding Accent capital stock and rights to acquire Accent capital stock. Nanometrics will also retire approximately $10 million in debt obligations of Accent net of the cash on Accent’s balance sheet at closing.

Nanometrics, with pro forma annual revenues exceeding $120 million in 2005 and a combined workforce of over 500 employees worldwide, will continue to be headquartered in Milpitas, California and will also have development and manufacturing operations in Oregon, South Korea and the United Kingdom and sales and service offices worldwide.

Nanometrics will talk about the transaction at its upcoming conference call to discuss the company’s financial results for the second quarter of 2006, to be held on July 27, 2006 at 4:30 p.m. Eastern (1:30 p.m. Pacific).

Forward Looking Statements

This press release contains forward-looking statements by Messrs. Coates and Heaton regarding the anticipated performance of the combined company following the merger. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and actual events or results may differ materially. Nanometrics cannot provide any assurance that the future results of the combined company following the merger will meet expectations. In particular, the actual performance of the combined company following the merger could vary from the company’s expectations due to a number of factors including Nanometrics’ ability to timely and cost-effectively integrate the geographically dispersed operations of Nanometrics and Accent, the ability to realize the synergies and other perceived advantages resulting from the merger and other factors. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Nanometrics nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics metrology systems measure various thin film properties, critical circuit dimensions and layer-to-layer circuit alignment (overlay) during various steps of the manufacturing process, enabling semiconductor and integrated circuit manufacturers to improve yields, increase productivity and lower their manufacturing costs. Nanometrics maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on the Nasdaq Global Market under the symbol NANO. Nanometrics’ website is: http://www.nanometrics.com.

Contact:

Nanometrics

Investor Relations

408-435-9600

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